                                                                      EXHIBIT 23

                     [LETTERHEAD OF GRAY HUNTER STENN LLP]

March 18, 1998



                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


The Board of Directors
Heartland Bancshares, Inc.



We consent to the incorporation by reference in the Registration Statement on Form S-8 of Heartland Bancshares, Inc. of our report dated February 13, 1998 relating to the consolidated statements of financial condition of Heartland Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1997, included in the Annual Report on Form 10-KSB of Heartland Bancshares, Inc.


/s/ Gray Hunter Stenn LLP
Gray Hunter Stenn LLP
Certified Public Accountants